EXHIBIT 99

News Contact: Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release April 22, 2005

IKONICS Corporation Announces First Quarter Results

DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced net sales of $3,329,000 for the first quarter of 2005, a two percent decline from the first quarter of 2004. Net earnings fell 85% from $161,000 or $0.08 per diluted share in the first quarter of 2004 to $24,000 or $0.01 per diluted share in the first quarter of 2005.

Bill Ulland, IKONICS’ CEO, said, “Although weather-related shipping problems had some effect on sales for the quarter, the results were below our expectations and past performance.”

“The primary causes for the decline in net earnings are costs relating to compliance with the Sarbanes-Oxley Act and the promotional start up-costs of two new businesses. We expect these compliance costs will decline for the rest of the year as the SEC has granted an extension for companies of our size to comply with certain requirements of the Sarbanes-Oxley Act,” he said. “Additionally, the bulk of this year’s trade shows for the new businesses, IKON SignEtch and IKONImage, occurred in the first quarter.”

Ulland added that he anticipated sales growth will return in the second quarter, helped by Razor, a high-resolution screen print photochemical emulsion introduced in March 2005, and IKON SignEtch, which is beginning to find wide acceptance in the signage industry.

In February 2005, the Company announced resumption of its stock repurchase program. The Company has a current board authorization to repurchase up to 150,000 shares of which a total of 75,000 shares have previously been purchased.

This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation

Condensed Statements of Operations
For the Three Months Ending March 31, 2005 and 2004

	Three Months Ending
	03/31/05	03/31/04
Net sales	$3,328,527	$3,382,798
Costs and expenses net of interest income	3,313,761	3,163,173
Income before income taxes	$14,766	$219,625
Income tax expense (benefit)	(8,889)	58,967

Net income	23,655	160,658

Earnings per common share-diluted	$0.01	$0.08

Average shares outstanding-diluted	1,984,051	1,932,554

Condensed Balance Sheets
As of March 31, 2005 and December 31, 2004

	3/31/05	12/31/04
Assets
Current assets	$6,945,598	$6,906,349
Property, plant and equipment, net	991,073	1,028,830
Intangible assets	291,437	292,349
Deferred income taxes	65,000	65,000
Investment in non-marketable equity securities	197,460	197,460

	$8,490,568	$8,489,988

Liabilities and Stockholders’ Equity
Current liabilities	$971,861	$1,075,772
Long term debt	0	0
Stockholders’ equity	7,518,707	7,414,216

	$8,490,568	$8,489,988

Condensed Statements of Cash Flow
For the Three Months Ending March 31, 2005 and 2004

	3/31/05	3/31/04
Cash flows from (used in) operating activities	$(143,021)	$253,516
Cash flows provided by investing activities	260	6,857
Cash flows provided by financing activities	75,363	75,445

Net increase (decrease) in cash and cash equivalents	(67,398)	335,818
Cash and cash equivalents at beginning of period	2,737,460	1,507,794

Cash and cash equivalents at end of period	$2,670,062	$1,843,612